Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated June 21, 2010
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P4D5

Principal Amount (in Specified Currency): $125,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Initial Trade Date: June 21, 2010

Original Issue Date: June 24, 2010

Stated Maturity Date: June 27, 2011

Initial Interest Rate: One month LIBOR determined on June 22, 2010 plus 0.31%, accruing from June 24, 2010 (long first coupon interpolated between one month and two month LIBOR)

Interest Payment Dates: The 27th of each calendar month, commencing on July 27, 2010, and on the Stated Maturity Date

Net Proceeds to Issuer: $124,962,500

Agents' Discount or Commission: 0.03%

Agents:	 Deutsche Bank Securities Inc. ("Deutsche Bank")
        J.P. Morgan Securities Inc. ("J.P. Morgan")
	 Morgan Stanley & Co. Incorporated ("Morgan Stanley")

Agents' Capacity:
 	[  ] Agent
 	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
       [X] Regular Floating Rate Note
       [  ] Inverse Floating Rate Note:
       	Fixed Interest Rate:
       [  ] Floating Rate/Fixed Rate Note:
       	Fixed Interest Rate:
       	Fixed Rate Commencement Date:
       [  ] Other Floating Rate Note
       	(See attached Addendum)

Interest Rate Basis:
	[  ] CD Rate
	[  ] CMS Rate
	[  ] CMT Rate
	[  ] Commercial Paper Rate
	[  ] Eleventh District Cost of Funds Rate
	[  ] Federal Funds Rate
	[  ] Federal Funds Open Rate
	[X] LIBOR
	[  ] Prime Rate
	[  ] Treasury Rate
	[  ] Other (see attached Addendum)

If CMS:
	Designated CMS Maturity Index:

If CMT:
	Designated CMT Maturity Index:

	Designated CMT Reuters Page:
		[  ] T7051
		[  ] T7052

If LIBOR:
	Designated LIBOR Page:  Reuters
	Index Currency:  U.S. dollars

If CD Rate or LIBOR
	Index Maturity:  1 month

Spread (+/-):  +0.31%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date: July 27, 2010

Interest Rate Reset Period: Monthly

Interest Reset Dates: Each Interest Payment Date

Interest Rate Reset Cutoff Date: N/A
Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
	[  ] 30/360
	[X] Actual/360
	[  ] Actual/Actual

Business Day Convention
	[  ] Following
	[X] Modified Following, adjusted

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
	Initial Interest Accrual Date:


ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of the Fourth Amended and Restated Distribution Agreement (the "Distribution Agreement") dated March 10, 2009, between Toyota Motor Credit Corporation ("TMCC") and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank, HSBC Securities (USA) Inc., J.P. Morgan, Morgan Stanley and Toyota Financial Services Securities USA Corporation, (i) Deutsche Bank, acting as principal, has agreed to purchase and TMCC has agreed to sell to Deutsche Bank $50,000,000 principal amount of the Notes (the "Deutsche Bank Notes") at 99.97% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of such principal amount,
(ii) J.P. Morgan, acting as principal, has agreed to purchase and TMCC has agreed to sell to J.P. Morgan $50,000,000 principal amount of the Notes
(the "J.P. Morgan Notes") at 99.97% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of such principal amount and (iii) Morgan Stanley, acting as principal, has agreed to purchase and TMCC has agreed to sell to Morgan Stanley
$25,000,000 principal amount of the Notes (the "Morgan Stanley Notes") at 99.97% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement the obligations of Deutsche Bank, J.P. Morgan and Morgan Stanley to purchase the Deutsche Bank Notes, the J.P. Morgan Notes and the Morgan Stanley Notes, respectively, are several and not joint, and in the event of a default by any of Deutsche Bank, J.P. Morgan and Morgan Stanley, TMCC will issue the Notes to the other dealer only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of Deutsche Bank, J.P. Morgan and Morgan Stanley is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.